Members should call Congressional representatives to voice concern	Grid Premiums Climb in May
110th Congress Considers Bills That Could Impact USPB	Improved quality grade, age verified cattle contributed to strong premiums

“USPB members have worked long and hard to establish and successfully operate an integrated producer-owned beef processing company,” CEO Steve Hunt notes. “But today Congress is discussing several bills that could negatively impact our members’ ability to market cattle through USPB in the future. We encourage you to call our office for more information on these bills and then follow up with your Congressional representatives to express concern about their potential impact to your business.” Following is a brief description of the bills.
1. Senate Bill 305, Ban on Packer Ownership

This bill contains language that could prohibit packers from owning, controlling or feeding livestock. While you may have concerns over limiting your marketing options in the future, it appears USPB may be exempt from these provisions under an exemption designed to benefit cooperatives. The possibility of USPB qualifying for the exemption is stronger if this bill is expanded to include producer-owned organizations.
2. Senate Bill 622, Competitive and Fair Agricultural Markets Act of 2007 with companion legislation in House Resolution 2135

…continued on page 2

In the week of May 27, USPB set a single week record for total grid premiums paid to members at $740,101! During May, USPB’s average grid premium on cattle harvested in our Kansas plants was $39.36 per head or $11.81 per head more than the average $27.55 per head paid in April.

The largest driver of May’s increased premiums at our Kansas plants was improved quality grade. USPB cattle averaged 6% more Choice or better carcasses in May. That, along with a Choice/Select spread which was about $2.25 per cwt wider in May, caused quality grade premiums to increase $10.18 per head. The second biggest contributor to increased premiums was the delivery of more age verified cattle. That added $2.07 per head to USPB’s overall average grid premiums.

USPB members delivering to our Kansas plants also saw a slight gain in May grid premiums from delivering cattle that yielded better and had fewer outweights compared to April cattle.

Quality really separated the haves from the have nots last month. USPB’s Top 25% graded 15.62% more Choice or better than the average and earned $83.22 per head in total grid premiums. Of that total, $49.11 came from the higher quality grade. USPB’s Top 50% graded 9.57% more Choice or better than the average and earned $65.02 per head in total grid premiums; $38.78 per head came from better quality grade.

Through the third quarter of fiscal year 2007, which ended on May 26, USPB members have delivered 424,542 head of cattle to all USPB plants and earned $9,621,816 in total grid premiums for an average of $22.66 per head.♦

Did You Know...

✓ USPB members host retail customer tours of their operations to demonstrate our company’s integrated system. Our thanks to the Roger Giles family, Bucklin, KS, William and Nathan Lee family, Coats, KS, Jerry Bohn, Pratt Feeders, Pratt, KS and Sam Hands, Triangle H Grain & Cattle, Co., Garden City, KS, for hosting Japanese customer tours in May and June.♦

Exports to Japan, Korea Continue to grow Demand for Age Verified cattle is strong in Japanese supermarkets

USPB has hosted numerous Japanese customers on tours of member ranches, feedlots and our plants in May and June. “We are very encouraged by the level of interest in our products from the Japanese,” CEO Steve Hunt says. “But we still have a lot of work to do to return our business in that country to pre-BSE levels.”

“The interesting fact in Japan is that everyone expected the restaurants to be the first to buy U.S. beef mostly from A40 cattle,” Peter Michalski, manager International Research and Special Projects for National Beef, adds. “However, it is the retail stores that are buying our beef from age verified (AV) cattle. And, while we are selling A40 beef to restaurant chains, in Japan winning back the consumer is done through the supermarkets.

“Currently we are the largest shipper to Japan from the United States,” Michalski notes. “To remain number one we need more AV cattle from our producer owners.”

Apparently Japanese consumers will take more product. Michalski points out that the number of loads of product we are shipping to Japan has almost tripled in the last few weeks from February/March levels. “The main reason for this is the number of AV and A40 cattle that producers are delivering to our plants in recent weeks,” he explains. “We are excited about that growth but at the same time we are still only shipping about 20% of what we were pre-BSE.”

Although technically open since September, 2006, U.S. shippers only started exporting beef to Korea in the past few weeks. “So far many air shipments of U.S. beef have cleared customs but the first ocean shipments only started arriving during the last week of May,” Michalski explains. “Because Korean consumers are starved for U.S. beef and their government allows beef from animals 30 months of age or younger, we anticipate this market to be several times larger than the Japanese market by year end—assuming no more setbacks like the recent incidents that caused a disruption in U.S. exports to Korea.”♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

110th Congress Considers Bills          ... continued from page 1

This legislation would amend the Agricultural Fair Practices Act of 1967. The primary effect of this bill would be to lower the burden of establishing that a marketing act or practice is 'unfair'. This could create additional risks that would challenge USPB's integrated strategy in the future.

3. Senate Bill 786, Amends the Agricultural Marketing Act of 1946

This bill would amend the Agricultural Marketing Act of 1946 to require that 25% of a covered packer’s daily kill comes through spot market sales from nonaffiliated producers. Bottom line: It would impair vertical integration in the beef industry, and would impose significant burdens on USPB, especially if this requires USPB members to give up part of their delivery rights to allow for spot market cattle purchases.

4. Senate Bill 1017, Captive Supply Reform Act with companion legislation in House Resolution 2213

Specifically, this legislation would amend the Packers and Stockyards Act of 1921, regarding livestock producer-packer forward contracts to: (1) require the inclusion of fixed dollar amount base pricing and public bidding; (2) prohibit formula pricing; (3) limit individual contract size; and (4) exclude from the definition of “formula price” futures-based prices and base adjustments resulting from factors outside packer control. As with Senate Bill 786, the Captive Supply Reform Act would negatively impact vertical integration and would have a significant affect on USPB and its members’ ability to market cattle using current marketing practices.♦

Comparing USPB’s Base and Market Grids
The table below compares three hypothetical cattle types priced on USPB’s Base and Market grids for the delivery week ending May 26, 2007. How cattle perform on USPB’s grid depends on the type and quality of those cattle and the grid inputs for the week of delivery. If you would like to know how your cattle might perform on USPB’s grids, please call our office at 866-877-2525 for a grid comparison.♦